Exhibit 8.1

[LETTERHEAD OF GREENBERG TRAURIG]

February 11, 2004

Cragar Industries, Inc.

7373 North Scottsdale Road

Suite B-274

Scottsdale, AZ 85253

Ladies and Gentlemen:

Reference is made to the Registration Statement No. 333-109192 of Global Entertainment Corporation, Inc., a Nevada corporation (“Global”), on Form S-4 (the “Registration Statement”), and the Proxy Statement/Prospectus forming a part thereof (the “Proxy Statement/Prospectus”), relating to the merger of Cragar Industries, Inc., a Delaware corporation (“Cragar”) with a wholly owned subsidiary of Global providing for Cragar to become a wholly owned subsidiary of Global (the “Merger”). We are acting as counsel to Cragar in connection with the Merger and have participated in the preparation of the discussion set forth in the section of the Proxy Statement/Prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger” (the “Discussion”).

We assume that the Merger and related transactions will be carried out as described in the Proxy Statement/Prospectus. Subject to this assumption and to the assumptions and qualifications set forth in the Discussion, it is our opinion that the Discussion is accurate in all material respects and represents our opinion. We express no other opinion as to the United States federal, state, local, foreign, or other tax consequences of the Merger.

We hereby consent to the filing of this letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us in the Discussion. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/    GREENBERG TRAURIG, LLP

Greenberg Traurig, LLP